Exhibit 10.46

PAR PETROLEUM CORPORATION

AWARD OF RESTRICTED STOCK

(Director)

In this Award, Par Petroleum Corporation (the “Company”) grants to William Monteleone (the “Participant”), a Director, Restricted Stock under the Par Petroleum Corporation 2012 Long Term Incentive Plan (“Plan”). This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1.	The “Date of Grant” is December 31, 2012.

2.	The total number of shares of Restricted Stock granted is 22,892.

3.	The Vesting Dates for the Restricted Stock granted in this Award are as follows:

Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously a Director of the Company from the Date of Grant through the Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to 100% of the Restricted Stock on the first anniversary of the Date of Grant. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

4.	Other Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 3, the Restricted Stock will be 100% Vested upon any one of the following “Vesting Events”: (a) Participant’s termination as a Director and Service due to death, or Disability, or (b) upon a Change in Control. The date of the Participant’s termination of directorship and Service on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award. The date of the Change in Control shall be the Vesting Date for purposes of this Award.

5.	Other Terms and Conditions:

(a) No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(b) Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to provide services to the Company or any of its Affiliates or otherwise continue as a Director.

(c) Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign and withholding requirements (including, without limitation, any withholding required under any other employee benefit plan maintained by the Company or an Affiliate). The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT: William Monteleone

Signature:	/s/ William Monteleone
Date:	December 31, 2012

PAR PETROLEUM CORPORATION

By:	/s/ R Seth Bullock
R. Seth Bullock, Chief Financial Officer
Date:	December 31, 2012

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